BEACH, HEPBURN
                             Barristers & Solicitors

36 TORONTO STREET, SUITE 1000
TORONTO, ONTARIO M5C 2C5                                TELEPHONE (416) 350-3500
FAX (416) 350-3510

February 26, 1999


The Board of Directors of
Altair International Inc.
1725 Sheridan Avenue
Suite 140
Cody, Wyoming
82414

Dear Sirs/Mesdames:

         Re: Amendment No. 1 to Registration Statement on Form S-3
         ---------------------------------------------------------

         We have acted as Ontario counsel to Altair International Inc., a corporation incorporated under the laws of the Province of Ontario (the "Corporation") in connection with the preparation of the Corporation's Amendment No. 1 to Registration Statement on Form S-3 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of common shares (the "Common Shares") of the Corporation and warrants ("Warrants") to purchase the Common Shares.

         In connection with the opinions hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant. We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant. We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed.

         For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

         We are solicitors qualified to carry on the practice of law in the Province of Ontario only. We express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein as such laws exist on the date hereof.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. Following approval by the board of directors of the Corporation (the "Board") of resolutions authorizing the issue of Common Shares subject to the Registration Statement and each transaction in which Common Shares subject to the Registration Statement are issued, the issue of such Common Shares, and the receipt of cash consideration deemed sufficient by the Board for the issue of such Common Shares, the Common Shares that are issued and are subject to the Registration Statement will be legally issued as fully paid and non-assessable shares.

         2. Following approval by the Board of resolutions authorizing the issue of Warrants subject to the Registration Statement and each transaction in which Warrants subject to the Registration Statement are issued, the issue of such Warrants, and the receipt of consideration deemed

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         sufficient  by the Board for the issue of such  Warrants,  the Warrants that are issued and are subject to the Registration Statement will be legally issued as fully paid and non-assessable Warrants.


         We hereby consent to the reference to our firm under "Legal Matters" in the Prospectus which constitutes a part of the Registration Statement to the filing of this opinion as an exhibit to the Registration Statement.


                                  Yours truly,

                                  /s/ BEACH, HEPBURN



JG/jd


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